77C: Submission of matters to a vote of security holders

At a special meeting of all shareholders of Merrill Lynch Global Allocation Fund, Inc. held on August 15, 2006, the results were as follows:

PROPOSAL 1.

     To approve a new investment advisory agreement between the Fund and BlackRock Advisors, Inc. or its successor (“BlackRock Advisors”). With respect to Proposal 1, the shares of the Fund were voted as follows:

For

Against

Abstain

396,523,210

10,822,143

9,574,449

PROPOSAL 3.

     To approve a contingent subadvisory agreement between the Fund’s Advisor and BlackRock Advisors (the “BlackRock Subadvisor”).  With respect to Proposal 3, the shares of the Fund were voted as follows:

For

Against

Abstain

395,822,569

   11,205,938

9,891,295

PROPOSAL 6.

     To consider a shareholder proposal recommending divestiture of holdings in Freeport McMoRan Cooper & Gold, Inc. stock.  With respect to Proposal 6, the shares of the Fund were voted as follows:

For

Against

Abstain

49,823,213

   354,554,232

12,542,357